UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

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Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s 2023 Special General Meeting of Shareholders. Below is a press release issued by the Company on the evening of February 13, 2023 and other communication released on February 14, 2023, which are posted to such website. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following is a press release issued by the Company:

Leading Independent Proxy Advisory Firm Glass Lewis Recommends that Amarin Shareholders Vote “AGAINST” All of Sarissa’s Proposals

Glass Lewis Recognizes that Change Led by Amarin’s New Board is Already Underway, and Sarissa Representation is Not Warranted

Report Notes that Sarissa’s Underqualified Slate of Nominees Include “Redundant” Skillsets

Amarin Board Urges Shareholders to Vote “AGAINST” Sarissa’s Proposals on the WHITE Proxy Card

DUBLIN, Ireland and BRIDGEWATER. N.J., Feb. 13, 2023 – Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today announced that leading independent proxy advisory firm, Glass Lewis & Co (Glass Lewis) has recommended that shareholders vote “AGAINST” all of Sarissa’s proposals at the Company’s General Meeting to be held on February 28, 2023.

In its February 13, 2023, report, Glass Lewis recognized that significant changes have already been made at Amarin over the last 18 months and noted Sarissa has failed to make a compelling case to warrant the board changes it seeks at the Company at this time. Glass Lewis stated1:

•

“…the Company appears to us to be making meaningful strides in its pivot towards international markets after having lost its patent protection for VASCEPA in the U.S. several years ago. To facilitate this new international-focused strategy, the Company’s board and management team have undergone significant overhauls over the past two years...”

•

“Mr. Wold-Olsen appears to us to have significant and relevant healthcare experience, given his three-plus decades of experience in various executive roles at Merck (from 1974 to 2006), as well as his prior directorships at large publicly-traded biotech/pharma firms (Chair of the supervisory board of H. Lundbeck from 2007 to 2011, and director of Gilead Sciences from 2010 to 2021).”

•

“In our view, the significant degree of board and executive refreshment at the Company constitutes a reasonable response by the board to what seemingly may have been a protest vote by a sizeable portion of the Company’s shareholders at the 2022 AGM.”

•

“However, [Sarissa’s] slate of nominees appears to us to be mostly devoid of individuals with applicable commercialization backgrounds. Instead, [Sarissa] has put forth a slate that is heavily weighted towards individuals with backgrounds in finance and investments, which we consider to be redundant to several of the Company’s recently-appointed independent directors.”

•

“In the months leading up to this proxy contest, [Sarissa] had been pressing for the Company’s board to appoint at least three of [Sarissa’s] employees, a number that would constitute at least 20% of the potentially enlarged board, which we believe is excessive relative to [Sarissa’s] current 6% equity stake in the Company.”

•	“…if all of [Sarissa’s] proposals are approved, the Company would have a 15-member board, seven of whom (approximately 47%) would comprise [Sarissa’s] Nominees.”

•	“We believe a board size of 15 directors at the Company would simply be excessive here.”

In commenting on Sarissa’s lack of plan or new ideas for Amarin, Glass Lewis stated:

•	“To date, and to the best of our knowledge, [Sarissa] has not publicly outlined its views regarding the Company’s resulting board size if all of the proposals at this meeting are approved.”

•

“…the only meaningful suggestion [Sarissa] has made is for Amarin to evaluate a subscription model for VASCEPA/VAZKEPA, with Sarissa citing the successful implementation of such a model at The Medicines Company as its supporting argument. While we acknowledge there are parallels between the companies, in our view the board has highlighted notable differences between the two firms that may point to a subscription-based pricing model being less relevant, or not optimal, for Amarin going forward.”

•

“When we pressed [Sarissa] to respond to the foregoing arguments [subscription model] by the Company, [Sarissa] alluded to the possibility that the Company and Germany could perhaps negotiate certain novel approaches to offset the relevant price loss. However, in the absence of more specific detail, we cannot ascertain whether [Sarissa’s] proposed approach would truly be more value additive, much less actionable, compared to the Company’s current approach.”

In commenting on Sarissa’s deliberate distorting of Amarin’s growth objectives, Glass Lewis stated:

•

“However, after review, we believe [Sarissa] is mischaracterizing the Company’s prior forecast to some extent. Specifically, [Sarissa] appears to us to be framing the Company’s projections as if the Company had established a firm number of European countries where pricing and market launches would be achieved. However, in actuality, the Company had specified the upper limits of the number of European markets where such progress could have occurred.”

•

“Notwithstanding the foregoing, we believe appropriate context needs to be given to the situation in Germany, as we recognize the Company’s inability to obtain pricing in that market may have been attributed in larger part to factors outside of the Company’s control.”

Commenting on Glass Lewis’s recommendation, the Amarin Board of Directors (the “Board”) issued the following statement:

The recommendation from Glass Lewis to vote against Sarissa’s harmful proposals and against removing our Chairman, Per Wold-Olsen, reaffirms that the current Amarin Board is best equipped to guide the Company’s new transformation plan, with the expertise necessary to drive near- and long-term value for shareholders.

As Glass Lewis recognizes, Amarin today is a profoundly different company than it was 18 months ago. The Board has been reconstituted with approximately 70% new independent directors appointed in 2022. This Board has taken meaningful and proactive action to get the Company on solid footing, improve operational and financial results and instill a purpose-built Board and leadership team.

We are pleased that Glass Lewis agrees that changing the Amarin Board is not warranted. Sarissa’s campaign is nothing more than a transparent attempt to de facto gain control of the Amarin Board by removing our new Chairman and installing seven underqualified individuals. Sarissa has failed to present a single actionable or new idea, and Glass Lewis has recognized that its slate of nominees is not only underqualified but represents significant risk at a critical juncture in Amarin’s transformation. Throughout this unnecessary and costly proxy contest, Sarissa has demonstrated just one thing: that it has absolutely no understanding of Amarin’s business or the markets in which we operate.

At a time when Amarin needs to be laser focused on execution, nearly doubling the size of the Board with underqualified individuals will impede progress and be detrimental to shareholder value. We strongly urge shareholders to follow Glass Lewis’ recommendation and vote “AGAINST” Sarissa’s harmful resolutions on the WHITE proxy card today.

Amarin reminds shareholders that every vote is important, no matter how many or few shares it represents. Shareholders are urged to discard any blue proxy materials and to only vote using the WHITE proxy card. Shareholders can switch their vote at any time by simply voting on the WHITE proxy card “AGAINST” all of Sarissa’s harmful proposals. Only the latest-dated proxy counts.

Amarin shareholders of record as of January 23, 2023, are entitled to vote at the General Meeting.

Amarin shareholders who need assistance in voting their shares may call Amarin’s proxy solicitors, Morrow Sodali at (800) 662-5200 (toll-free) or (203) 658-9400 (collect) or Okapi Partners at (844) 343-2625 (toll-free) or (212) 297-0720 (international).

Additional materials regarding the Board of Directors’ recommendations for the General Meeting can be found at www.voteamarin.com.

Advisors

J.P. Morgan is acting as financial advisor. Ropes & Gray LLP and Goodwin Procter LLP are acting as legal advisors to the Company.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and

Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

1 Permission to use quotes neither sought nor obtained. Emphasis added.

The following is a statement posted by the Company on Twitter:

Leading independent proxy advisory firm @GlassLewis recommends $AMRN shareholders vote “AGAINST” ALL of #Sarissa’s proposals. This support is an endorsement of Amarin’s refreshed Board, new strategy and new team. Learn more at www.voteamarin.com #votethewhiteproxycard